Filed Pursuant to Rule 424(b)(2)

File No. 333-135006

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium Term Notes, Series G Floating Rate Notes	$1,000,000,000	$39,300

(1)

The filing fee of $39,300 is calculated in accordance with Rule 457(r) of the Securities Act of 1933. Pursuant to Rule 457(p) under the Securities Act of 1933, the $2,147,858.34 remaining of the filing fee previously paid with respect to unsold securities registered pursuant to a Registration Statement on Form S-3 (No. 333-123689) filed by Wells Fargo & Company on March 30, 2005 is being carried forward, of which $39,300 is offset against the registration fee due for this offering and of which $557,995.90 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Pricing Supplement No. 11 dated January 16, 2008

(to Prospectus Supplement dated January 25, 2007

and Prospectus dated June 19, 2006)

WELLS FARGO & COMPANY

Medium-Term Notes, Series G

Floating Rate Notes

Aggregate Principal Amount Offered:	$1,000,000,000

Trade Date:	January 16, 2008

Original Issue Date (T+5):	January 24, 2008

Stated Maturity Date:	January 24, 2011

Price to Public (Issue Price):	99.717%, plus accrued interest, if any, from January 24, 2008

Agent Discount (Gross Spread):	0.090%

All-in Price (Net of Agent Discount):	99.627%, plus accrued interest, if any, from January 24, 2008

Net Proceeds:	$996,270,000

Benchmark:	Three-month LIBOR

Spread to Benchmark:	+45 basis points

Base Rate:	LIBOR Reuters

Designated LIBOR Page:	Page LIBOR01 as displayed on the Reuters Money 3000 Service or any successor service (or such other page as may replace Page LIBOR01 on that service or successor service)

Spread:	+45 basis points

Index Maturity:	Three months

Interest Reset Periods:	Quarterly

Interest Reset Dates:	Each January 24, April 24, July 24 and October 24, commencing April 24, 2008

Interest Payment Dates:	Each January 24, April 24, July 24 and October 24, commencing April 24, 2008, and at maturity

Initial Interest Rate:	Three-month LIBOR Reuters plus 0.45%, determined two London banking days prior to January 24, 2008

Listing:	None

Agents:

Agent	Principal Amount
Morgan Stanley & Co. Incorporated	$750,000,000
Merrill Lynch, Pierce, Fenner & Smith
Incorporated	$250,000,000

Total:	$1,000,000,000

Plan of Distribution:	On January 16, 2008, Wells Fargo & Company agreed to sell to the Agents, and the Agents agreed to purchase, the notes at a purchase price of 99.627% The purchase price equals the issue price of 99.717% less an underwriting discount of 0.090% of the principal amount of the notes.

CUSIP:	94974BEP1

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